Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALLIED NEVADA GOLD CORP.

Allied Nevada Gold Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies that:

1. The name of the Corporation is Allied Nevada Gold Corp.

2. The Corporation was incorporated under the name “Allied Nevada Gold Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on September 14, 2006, which was amended and restated by the filing of the First Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on October 28, 2011 (the “Certificate of Incorporation”). Pursuant to Section 303 of the DGCL, this Certificate of Amendment (this “Certificate of Amendment”) effects a name change of the Corporation as contemplated by that certain confirmation order of the United States Bankruptcy Court for the District of Delaware entered on October 8, 2015 approving the Debtor’s Amended Chapter 11 Joint Plan of Reorganization, dated August 27, 2015, of the Corporation and certain of its affiliates.

3. The Article thereof numbered FIRST of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

The name of the corporation is:

Hycroft Mining Corporation

4. This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this 9th day of October, 2015.

ALLIED NEVADA GOLD CORP.

By:	/s/ Steven M. Jones
Stephen M. Jones
Chief Financial Officer and Secretary